                                                                    EXHIBIT 23.2


                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Flowserve Corporation Retirement Savings Plan of our reports (a) dated February 9, 1999, with respect to the consolidated financial statements and schedule of Flowserve Corporation included or incorporated by reference in its Annual Report (Form 10-K) and (b) dated June 28, 1999, with respect to the financial statements and schedules of the Flowserve Corporation Savings and Thrift Plan included in the Plan's Annual Report (Form 11-K), both for the year ended December 31, 1998, filed with the Securities and Exchange Commission.



                                          /s/ Ernst & Young LLP

Dallas, Texas
June 29, 1999